Exhibit 99.1

For Immediate Release

AMERICA’S CAR-MART REPORTS FOURTH QUARTER EARNINGS OF $0.58 PER SHARE VS. FORECAST OF $.54 - $.56 AND FY 2004 CONTINUING EARNINGS OF $1.96

COMPANY REAFFIRMS EPS GUIDANCE FOR FISCAL 2005

Bentonville, Arkansas (June 10, 2004) – America’s Car-Mart, Inc. (NASDAQ NMS: CRMT) today announced its operating results for the fourth fiscal quarter and year ended April 30, 2004.  The Company’s results are segmented into continuing and discontinued operations.

Highlights of fourth quarter operating results (continuing operations):

•                  Revenue growth of 13% over the prior year quarter

•                  Income growth of 24% from the prior year quarter

•                  Diluted EPS growth of 20% from the prior year quarter

•                  Retail unit sales growth of 5% over the prior year quarter

For the three months ended April 30, 2004, revenues increased 13% to $47.7 million, compared with $42.2 million in the same period of the prior fiscal year.  Income for the quarter increased 24% to $4.6 million, or $0.58 per diluted share, versus $3.7 million, or $0.48 per diluted share, in the same period last year.  Retail unit sales increased 5% to 6,183 vehicles in the current quarter, compared to 5,892 vehicles in the same period last year.

Highlights of fiscal year 2004 operating results (continuing operations):

•                  Revenue growth of 14% over the prior year

•                  Income growth of 15% over the prior year

•                  Diluted EPS growth of 13% over the prior year

•                  Retail unit sales growth of 10% over the prior year

For the year ended April 30, 2004, revenues from continuing operations increased 14% to $176.2 million, compared with $154.9 million in the same period of the prior fiscal year.  Income from continuing operations in FY 2004 increased 15% to $15.6 million, or $1.96 per diluted share, versus $13.6 million, or $1.73 per diluted share, in the prior fiscal year.  Retail unit sales increased 10% to 24,281 vehicles in FY 2004, compared to 22,022 vehicles in FY 2003.

“We are pleased with our strong financial results in the fourth quarter, including revenue growth of 13% and income growth of 24% over the same period last year,” commented T. J. (“Skip”) Falgout, III, Chief Executive Officer of America’s Car-Mart.  “As planned, we moved our average retail sales price up by about $400 over the prior fiscal quarter principally as a result of virtually eliminating the purchase and sale of lower-priced vehicles, increasing the average sales price at our larger dealerships, and a 3% price increase that went into effect in January 2004.  We also brought down the percentage of accounts over 30 days past due to 3.0%, as compared to 4.5% at January 31, 2004 and 3.9% at April 30, 2003.  Along with our strong operating results, we continue to strengthen our balance sheet.  As of year end, debt was reduced to less than $23 million (down $3 million from last year), finance receivable principal balances had grown almost $17 million to $128 million, and our debt to equity ratio fell to .27 to 1.”

“Car-Mart met its expansion target this past year by opening a net of six new dealerships which, along with our Sulphur Springs and Corsicana, Texas, dealerships that will open in a few days, brings the total number of dealerships to 72,” stated Hank Henderson, America’s Car-Mart’s President.  “We plan to open eight new dealerships this year, principally in Texas, Oklahoma and Missouri.  In addition to opening several new dealerships in fiscal 2005, we expect to expand a number of our existing stores.  Growth at a number of our existing facilities has become restricted due to space limitations.  Expansion at certain existing facilities, as well as relocations of others, will allow some of our older dealerships to operate more efficiently and continue their sales growth.”

Fiscal 2005 Earnings Guidance

The Company has reaffirmed its fiscal year 2005 earnings estimate from continuing operations.  Accordingly, the Company projects that it will earn $2.22 to $2.34 per diluted share from continuing operations in FY 2005 as follows:

Period	Period Ending	Projected Diluted EPS
1st Quarter	7-31-04	$.57 to .60
2nd Quarter	10-31-04	.53 to .56
3rd Quarter	1-31-05	.49 to .52
4th Quarter	4-30-05	.63 to .66

Fiscal 2005	4-30-05	$2.22 to 2.34

Conference Call

Management will be holding a conference call on Thursday, June 10, 2004 at 11:00 a.m. Eastern time to discuss fourth quarter results.  To participate, please dial 800-309-9490 (international callers dial 706-634-0104).  Callers should dial in approximately 10 minutes before the call begins.  The conference call can also be accessed on www.vcall.com.  A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687 (domestic) or 706-645-6291 (international), conference ID# 7814258.

About America’s Car-Mart

America’s Car-Mart operates 70 automotive dealerships in seven states and is the largest publicly held automotive retailer in the United States focused exclusively on the “Buy Here/Pay Here” segment of the used car market.  The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information on America’s Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected earnings per share amounts. Such forward-looking statements are based upon management’s current knowledge and assumptions.  There are many factors that affect management’s view about future earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management’s present view. These factors include, without limitation, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, available real estate and economic conditions, and other risk factors described under “Forward-Looking Statements” of Item 1 of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003 and its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company does not undertake any obligation to update forward-looking statements.

Contacts:	T. J. (“Skip”) Falgout, III, CEO, or Mark D. Slusser, CFO at (972) 717-3423
or
J. Todd Atenhan or Valerie K. Kimball, Investor Relations at (888) 917-5109

America's Car-Mart, Inc.

Consolidated Results of Operations

(Operating Statement Dollars in Thousands)

			% Change	As a% of Sales
	Three Months Ended April 30,		2004 vs.	Three Months Ended April 30,
	2004	2003	2003	2004	2003
Operating Data:
Retail units sold	6,183	5,892	4.9%
Average number of stores in operation	69.3	63.3	9.5
Average retail units sold per store per month	29.7	31.0	(4.1)
Average retail sales price	$6,928	$6,532	6.1
Same store revenue growth	7.8%	17.2%

Period End Data:
Stores open	70	64	9.4%
Accounts over 30 days past due	3.0%	3.9%

Operating Statement:
Revenues:
Sales	$44,429	$39,537	12.4%	100.0%	100.0%
Interest income	3,277	2,674	22.6	7.4	6.8
Total	47,706	42,211	13.0	107.4	106.8

Costs and expenses:
Cost of sales	23,496	21,245	10.6	52.9	53.7
Selling, general and administrative	7,848	7,219	8.7	17.7	18.3
Provision for credit losses	8,720	7,482	16.5	19.6	18.9
Interest expense	199	319	(37.6)	0.4	0.8
Depreciation and amortization	90	89	1.1	0.2	0.2
Total	40,353	36,354	11.0	90.8	91.9

Income from continuing operations before taxes	7,353	5,857	25.5	16.6	14.8

Provision for income taxes	2,718	2,109	28.9	6.1	5.3

Income from continuing operations	4,635	3,748	23.7	10.4	9.5

Discontinued operations:
Income from discontinued operations, after taxes
Gain on sale of discontinued operation, after taxes
Income from discontinued operations	—	—

Net income	$4,635	$3,748	23.7%

Basic earnings per share:
Continuing operations	$0.60	$0.53	13.4%
Discontinued operations	—	—
Total	$0.60	$0.53

Diluted earnings per share:
Continuing operations	$0.58	$0.48	20.2%
Discontinued operations	—	—
Total	$0.58	$0.48

Weighted average number of shares outstanding:
Basic	7,746,663	7,105,535
Diluted	8,003,528	7,778,081

			% Change	As a% of Sales
	Year Ended April 30,		2004 vs.	Year Ended April 30,
	2004	2003	2003	2004	2003
Operating Data:
Retail units sold	24,281	22,022	10.3%
Average number of stores in operation	67.0	61.2	9.5
Average retail units sold per store per month	30.2	30.0	0.7
Average retail sales price	$6,506	$6,386	1.9
Same store revenue growth	9.8%	15.5%

Period End Data:
Stores open	70	64	9.4%
Accounts over 30 days past due	3.0%	3.9%

Operating Statement:
Revenues:
Sales	$163,589	$145,014	12.8%	100.0%	100.0%
Interest income	12,595	9,871	27.6	7.7	6.8
Total	176,184	154,885	13.8	107.7	106.8

Costs and expenses:
Cost of sales	85,510	77,073	10.9	52.3	53.1
Selling, general and administrative	29,671	27,417	8.2	18.1	18.9
Provision for credit losses	34,767	26,897	29.3	21.3	18.5
Interest expense	1,114	1,686	(33.9)	0.7	1.2
Depreciation and amortization	321	299	7.4	0.2	0.2
Total	151,383	133,372	13.5	92.5	92.0

Income from continuing operations before taxes	24,801	21,513	15.3	15.2	14.8

Provision for income taxes	9,162	7,944	15.3	5.6	5.5

Income from continuing operations	15,639	13,569	15.3	9.6	9.4

Discontinued operations:
Income from discontinued operations, after taxes	165	375
Loss on sale of discontinued operation, after taxes		131
Income from discontinued operations	165	506

Net income	$15,804	$14,075	12.3%

Basic earnings per share:
Continuing operations	$2.07	$1.93	7.2%
Discontinued operations	0.02	0.08
Total	$2.09	$2.01

Diluted earnings per share:
Continuing operations	$1.96	$1.73	13.3%
Discontinued operations	0.02	0.07
Total	$1.98	$1.80

Weighted average number of shares outstanding:
Basic	7,545,964	7,015,992
Diluted	7,963,426	7,828,744

America's Car-Mart, Inc.

Consolidated Balance Sheet and Other Data

	April 30, 2004	April 30, 2003

Cash and cash equivalents	$1,128,349	$783,786
Finance receivables, net	$103,683,660	$91,358,935
Total assets	$117,241,451	$101,840,582
Revolving credit facility	$22,534,120	$25,968,220
Stockholders’ equity	$84,577,476	$65,960,873
Shares outstanding	7,757,841	7,207,963
Book value per share	$10.90	$9.15

Finance receivables:
Principal balance	$128,719,627	$111,754,030
Allowance for credit losses	(25,035,967)	(20,395,095)

Finance receivables, net	$103,683,660	$91,358,935

Allowance as% of principal balance	19.45%	18.25%

Changes in allowance for credit losses:

	Year Ended April 30,
	2004	2003
Balance at beginning of year	$20,395,095	$17,042,609
Provision for credit losses	34,766,496	26,896,608
Net charge-offs	(30,125,624)	(23,544,122)

Balance at end of period	$25,035,967	$20,395,095